Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

XpresSpa Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security type	Security class title	Fee calculation rule		Amount registered	Proposed maximum offering price per share	Maximum aggregate offering price	Fee rate	Amount of registration fee
Equity	Common Stock, $0.01 par value	457	(c)	4,696,134 shares (1)(2)	$1.27 (3)	$5,776,245 (3)	$92.70 per $1,000,000	$535.46
Total Offering Amounts						$5,776,245		$535.46
Total Fee Offsets								$0.00
Net Fee Due								$535.46

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that becomes issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Includes (i) 552,487 shares of Common Stock issued at the closing of the transactions contemplated by the Membership Interests Purchase Agreement dated as of January 9, 2022, by and among the Company, Peter Newman, John H. Martinson and Ezra Ernst (the “Purchase Agreement”) and (ii) up to 4,143,647 additional shares of Common Stock that may be issued as Earn-out Payments (as defined in the Purchase Agreement) if all Earn-out Milestones (as defined in the Purchase Agreement) are achieved.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported by the Nasdaq Stock Market LLC on March 30, 2022.